Item 27. Exhibit (l)

CONSENT OF INDEPENDENT AUDITORS

We consent to use in the initial Registration Statement on Form N-4 of our report dated March 19, 2024 related to the statutory-basis financial statements of Pacific Life Insurance Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial Statements” and "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

September 23, 2024